Exhibit 99.(h)(1)(v)

AMENDMENT NO. 4 TO
TRANSFER AGENCY AGREEMENT

THIS AMENDMENT NO. 4 (this “Amendment No. 4”) is effective as of March 1, 2020 (“Amendment No. 4 Effective Date”), between ProFunds, Access One Trust, and ProFunds Distributors, Inc. (collectively, the “Clients”) and FIS Investor Services LLC, formerly known as SunGard Investor Services LLC (assignee of Citi Fund Services Ohio, Inc.) (“FIS”), to that certain Transfer Agency Agreement, dated January 1, 2007 (the “2007 Agreement”), as amended on March 19, 2009, April 1, 2015, and April 1, 2018, between the Clients and FIS (collectively, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except that all references in the Agreement to “SunGard Investor Services LLC” shall be read as references to “FIS Investor Services LLC”, all references in the Agreement to “SIS” shall be read as references to “FIS”, and all references in Sections 2 and 4 of the Agreement to “BFI” shall mean “FIS Investor Services or the properly appointed successor custodian”.

WHEREAS, FIS and the Clients desire to extend the term of the Agreement, update Schedule C thereto, and otherwise amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and FIS hereby agree as follows:

1.               Term. As of the Amendment No. 4 Effective Date, the Initial Term of the Agreement shall be extended through August 31, 2021.

2.               Fee Schedule. As of the Amendment No. 4 Effective Date, Schedule C of the Agreement is hereby deleted in its entirety and replaced with the contents of the attached Schedule C.

3.               Limitation of Liability. Section 5 of the 2007 Agreement shall be amended to add the following as a new paragraph following the fourth paragraph:

“Limitation of Liability for Estimated Trade Activity Claims.

Notwithstanding anything to the contrary in this Agreement, including specifically the immediately preceding paragraph,

(1)         Subject to the force majeure provisions of Section 5 of the 2007 Agreement and sub-subsection (2) below, FIS shall indemnify each Trust, as expressly set forth in this subsection 3, for any and all Estimated Activity Losses of any Fund of the Trust, to the extent caused by FIS’s breach of paragraph 7(a) of Schedule B. Estimated Trade Activity Losses might result from, among other things: (a) FIS’s failure to deliver or deliver on a timely basis to the investment advisor estimated trade activity for direct shareholder activity and select NSCC traders (“Estimated Trade Activity”), or (b) FIS’s delivery of incomplete, unusable or erroneous Estimated Trade Activity to the investment advisor. “Estimated Trade Activity Losses” shall mean as applicable: (1) the sum of (i) the Trust’s cost to purchase securities and/or financial instruments (including commissions, if any) on account of the Estimated Trade Activity that is the subject of FIS’s aforesaid breach, as soon as trading is feasible beginning on the first day said Trust is open for business following the date on which Estimated Trade Activity was (or should have been) delivered to  the  investment advisor by FIS (“Estimated Trade Activity Date”), minus such Trust’s cost to purchase such securities and/or financial instruments at market close on the Estimated Trade Activity Date if FIS had not so breached, and (ii) Collection Costs; or (2) (i) the Trust’s proceeds from the sale of securities and/or financial instruments (including commissions, if any) on account of such Estimated Trade Activity, as soon as trading is feasible beginning on the first day said Trust is open for business following the Estimated Trade Activity Date, minus the Trust’s proceeds from the sale of such securities and/or financial instruments (including commissions, if any) at market close on the Estimated Trade Activity Date if FIS had not so breached, and (ii) Collection Costs. “Collection Costs” means and all reasonable costs of collection (including reasonable attorneys’ fees) incurred by a Trust to collect such amounts from FIS.

(2)         FIS shall indemnify the Trusts for the Estimated Trade Activity Losses of its Funds, respectively, only to the extent that the difference between(a) the Estimated Trade Activity that was (or should have been) delivered to the investment advisor by FIS and (b) the actual trade activity equals or exceeds one percent (1%) of such Fund’s net assets as of the net asset value calculation time on the day on which FIS initially made, or should have made, the Estimated Trade activity Available to such investment advisor (“NAV time”). FIS’s limit under this subsection 3 (including all sub-subsections) and at law or in equity for, in the aggregate, all Estimated Trade Activity Losses for all Funds for all Trusts shall not exceed USD$[   ], and this limit does not apply to any other claim for indemnification by a Client under the Agreement. Notwithstanding to the contrary in the Agreement or at law or in equity, each Trust’s sole remedy for Estimated Trade Activity Losses or any breach of Section 7(a) of Schedule B shall be as set forth in this subsection 3 (including its sub-subsections), and Section 8 of the Agreement shall not apply to Estimated Trade Activity Losses or any such breach.

(3)         Notwithstanding anything to the contrary in this Agreement, the investment advisor shall at all times have the right to take any and all action in connection with the management of a Fund’s portfolio once it is determined that a Fund does not have the correct investment exposure as a result of FIS’s breach of paragraph 7(a) of Schedule B, including but not limited to repositioning a Fund’s portfolio holdings to adjust for the actual cash flow into the Fund, which repositioning was the result of an Estimated Trade Activity Loss.

(4)         The provisions of this “Limitation of Liability for Estimated Trade Activity Claims” subsection of this Section 5 shall survive termination and expiration of this Agreement.”

4.              Representations.

(a)         Each Client represents that it has full power and authority to enter into and perform this Amendment No. 4.

(b)         FIS represents that it has full power and authority to enter into and perform this Amendment No. 4.

5.              Miscellaneous.

(a)         This Amendment No. 4 contains the full and complete understanding of the parties with respect to the subject matter of this Amendment No. 4, and supersedes all prior representations and understandings of the parties relating thereto whether oral or written.

(b)         Except as provided in this Amendment No. 4, the provisions of the Agreement remain in full force and effect (including, without limitation, Section 4 of the Agreement).

(c)          No amendment or modification to this Amendment No. 4 shall be valid unless made in writing and executed by both parties hereto.

(d)         This Amendment No. 4 may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed all as of the Amendment No. 4 Effective Date.

FIS Investor Services LLC		ProFunds

By:	/s/ Peggy Poche	By:	/s/ Todd B. Johnson
	Name: Peggy Poche		Name: Todd B. Johnson
	Title: Accounting Manager		Title: President
	Date: March 19, 2020		Date: March 17, 2020

ProFunds Distributors, Inc.		Access One Trust

By:	/s/ Donald Roberson	By:	/s/ Todd B. Johnson
	Name: Donald Roberson		Name: Todd B. Johnson
	Title: President		Title: President
	Date: March 17, 2020		Date: March 17, 2020

SCHEDULE C

TRANSFER AGENT FEES

In consideration of the services rendered pursuant to this Agreement, FIS shall be paid the following fees by the Clients on the first business day of each month, or at such other time(s) as the parties hereto shall agree.

BASE FEES:

The Clients will pay an annual base fee of [          ] thousand dollars (USD $[          ]) due and payable in twelve (12) equal payments of [          ] cents (USD $[          ]) each.

Additional Per Fund Fee for all VP Funds:

$[          ] per annum due and payable in 12 equal payments of [  ] dollars ($[          ]) each.

PER ACCOUNT FEE:

In addition, the following per-account fees shall apply and are due and payable monthly in arrears on the first business day of each month:

For these purposes, the following categories constitute an open account on the FIS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

ACCOUNT TYPE	FEE PER ACCOUNT
OPEN RETAIL ACCOUNT	$	[ ]
OPEN INSTITUTIONAL ACCOUNT	$	[ ]
OPEN NETWORKED LEVEL III ACCOUNT	$	[ ]
CLOSED ACCOUNT	$	[ ]

ADDITIONAL TELEPHONE SERVICING FEE:

Per phone call over the first 4,500 in a calendar quarter: $[          ] per call payable monthly in arrears on the first business day of each month

SYSTEM DEVELOPMENT/AD-HOC REPORTING FEES:

Billed at mutually agreed rates due and payable monthly in arrears on the first business day of each month.

OUT-OF-POCKET EXPENSES AND OTHER CHARGES:

In addition, FIS shall be entitled to be reimbursed for out-of-pocket expenses including, but not limited to, media (statements, confirms, tax forms), NSCC fees, communications, postage and delivery services, reproduction and record storage and retention expenses which will be billed monthly in arears.

ANNUAL FEE INCREASES:

CPI Provision: Commencing on April 1, 2019 (“CPI Date”) and annually thereafter, FIS may annually increase the Fees in this Agreement by up to an amount equal to the increase in the US Employment Cost Index — Civilian Workers Compensation most recently reported relative to the annual anniversary of the CPI Date, as reported by the US Department of Labor’s Bureau of Labor Statistics, up to a maximum of 2%.

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